EXHIBIT 10.25
LodgeNet Entertainment Corporation 2003 Stock Option and
Incentive Plan Restricted Stock Award Agreement
(Time-Based Vesting)

Name:
Date of Award:
Number of Shares of Restricted Stock Awarded:
This Agreement, effective as of the Date of Award, represents an award of Restricted Stock by LodgeNet Entertainment Corporation, a Delaware corporation (the “Company”), to you, pursuant to the provisions of the LodgeNet Entertainment Corporation 2003 Stock Option and Incentive Plan (the “Plan”).
The Plan provides a description of the general terms and conditions governing the Restricted Stock awarded hereunder. The parties hereto also agree to the following additional terms and conditions governing this award of Restricted Stock:
     1. Termination of Risk of Forfeiture. The shares awarded hereby are subject to a risk of forfeiture. Subject to Section 15 hereof (which provides for accelerated termination of risk of forfeiture under the conditions set forth therein), and Section 8 hereof (which provides for accelerated termination of the risk of forfeiture in the event of death or, in certain cases, retirement or disability and adjustment thereto), the risk of forfeiture with respect to fifty percent (50%) of the Restricted Stock (the “First Shares”) shall terminate on January 8, 2009, and the risk of forfeiture with respect to fifty percent (50%) of the Restricted Stock (the “Second Shares”) shall terminate on January 8, 2010 but, except as otherwise provided herein, only if you have been continuously employed by the Company from the Date of Award (excluding any periods during which you are on approved leaves of absence) up to and including each respective termination date. The period between the date of this award and the date on which the risk of forfeiture terminates for a portion of the shares awarded hereby is hereinafter referred to as the “Restriction Period” with respect to such shares.
2. Restricted Stock Certificates. Any Restricted Stock granted to you hereunder shall be held by the Corporate Secretary of the Company or designee until such time as the restrictions terminate or the Restricted Stock is forfeited.
     3. Certificate Legend. Each stock certificate representing shares of Restricted Stock granted hereunder shall bear the following legend:
“The sale or other transfer of the shares of common stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the LodgeNet Entertainment Corporation 2003 Stock Option and Incentive Plan and a LodgeNet Entertainment

Corporation 2003 Stock Option and Incentive Plan Restricted Stock Award Agreement dated January 9, 2006.”
     4. Removal of Restrictions. When your Restricted Stock is no longer subject to the terms of this Agreement, you will be entitled to have the legend required by Section 3 of this Agreement removed from the stock certificates representing your shares of Restricted Stock and such certificates will be distributed to you. The Company shall have no obligation to issue fractional shares; all share amounts shall be rounded to the nearest whole amount.
     5. Voting Rights and Dividends. You may exercise full voting rights and shall receive any dividends and other distributions paid with respect to the shares of Restricted Stock. If any such dividends or distributions are paid in shares of common stock of the Company, those shares shall be subject to the same restrictions on transferability as the shares of Restricted Stock under this Agreement.
     6. No Employment Obligation. The award of the Restricted Stock hereunder shall not impose upon the Company a separate obligation to employ you for any given period, or on any specific terms of employment.
     7. Forfeiture. Any Restricted Stock granted to you hereunder shall be forfeited, and such shares of Restricted Stock shall revert to the Company, without any obligation of the Company to pay you any consideration therefor if, during the Restriction period, (i) you violate the terms of this Agreement or (ii) your employment with the Company terminates during the term of this Agreement (other than under the conditions set forth in Sections 7 or 14 hereof which entitle you to accelerated termination of the risk of forfeiture). The Company shall initiate a forfeiture of Restricted Stock pursuant to this Section 7 by giving notice to you at any time within the thirty-day (30) period following the date of forfeiture. Upon the giving of such notice, the Corporate Secretary of the Company shall promptly cancel the forfeited shares of Restricted Stock and the stock register of the Company shall be revised accordingly. You are obligated to return to the Company any certificates representing such forfeited shares, but your failure to do so shall not affect the forfeiture or cancellation of such shares. You shall have no rights as a stockholder of the Company with respect to forfeited and cancelled shares.
     8. Termination of Employment Due to Death, Disability or Retirement. If your employment is terminated due to Death during the Restriction Period, the restrictions on any shares of Restricted Stock shall terminate at the time of Death and the Restricted Stock shall be delivered to your estate. In the event your employment is terminated due to Disability or Retirement (defined for this purpose as the voluntary termination of full-time employment after reaching the age of 62) during the Restriction Period, unless otherwise determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), a pro rata number of the First Shares or the Second Shares which have not vested, as applicable, shall be fully vested. For purposes hereof, the pro rata number of First Shares or Second Shares, if any, vesting in accordance with the foregoing shall be determined by the number of days of continuous employment through that date on which your Disability is finally determined or through the date of your Retirement as with respect to the First Shares and Second shares individually.

     9. Termination of Employment for Other Reasons. If your employment with the Company is terminated for any reason other than those reasons set forth in Sections 8 or 15 hereof, including without limitation a termination of your employment with or without cause, all shares of Restricted Stock held by you at the time of such employment termination, as to which the restrictions have not terminated, shall be forfeited by you to the Company, in accordance with the provisions of Section 7 hereof.
     10. Acceleration. Notwithstanding anything to the contrary contained herein, the Compensation Committee shall always have the power, in its sole discretion, to accelerate the dates of the termination of risk of forfeiture.
     11. Nontransferability. Restricted Stock awarded pursuant to this Agreement and subject to a risk of forfeiture may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (each, a “Transfer”), other than by will or by the laws of descent and distribution. If any Transfer, whether voluntary or involuntary, of Restricted Stock, as to which the restrictions have not terminated, is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the Restricted Stock, as to which the restrictions have not terminated, such Restricted Stock shall be immediately forfeited by you to the Company, and this Agreement shall be of no further effect.
     12. Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require you or your estate to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.
     13. Share Withholding. With respect to withholding required upon any other taxable event arising as a result of Restricted Stock awards granted hereunder, you may elect, subject to the approval of the Compensation Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares having a fair market value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction. All such elections shall be irrevocable, made in writing, signed by you, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
     14. Administration. This Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant. Any inconsistency between this Agreement and the Plan shall be resolved in favor of this Agreement.
     15. Acceleration of Termination Date.
a.	If, in connection with or within two (2) years following the occurrence of a

Change in Control (as defined in subsection 15 (b) below), your employment with the Company terminates voluntarily for Good Reason (as defined in subsection 15 (b) below), or involuntarily for any reason other than for Cause (as defined in subsection 15 (b) below), the risk of forfeiture for all outstanding shares of Restricted Stock as to which the risk of forfeiture was not previously terminated pursuant to the terms of Section 1 hereof shall, without further action, terminate as of the date of such employment termination.

b.	For purposes hereof: (i) termination of employment for “Cause” shall mean termination of your employment by the Company or any of its subsidiaries because of: (A) your dishonesty, fraud or breach of trust or substantial misconduct in the performance of, or substantial nonperformance of, your duties, (B) any act or omission by you that is a substantial cause for a regulatory body with jurisdiction over the Company or any of its subsidiaries to request or recommend your suspension or removal or to impose sanctions upon the Company, or (C) a material breach by you of any applicable employment agreement between you and the Company or any of its subsidiaries; (ii) termination with “Good Reason” shall mean voluntary termination of your employment because, without your express written consent: (A) the Company or any subsidiary materially breaches any of the terms of an employment agreement, severance agreement or other compensation arrangement between the Company or any of its subsidiaries and you, (B) you are assigned duties materially inconsistent with your position, duties, and status immediately prior the Change in Control, (C) the Company or any subsidiary reduces your base salary and/or benefits under the Company’s or a subsidiary’s incentive, stock option, retirement, welfare, disability, health, insurance, benefit or other compensatory plan (including, without limitation, cash paid in lieu of any such benefit) in existence immediately prior to the Change in Control (without substitution of a substantially equivalent plan or benefit), such that your compensation, in the aggregate, has been materially reduced, or (D) failure by the Company to cause any successor or resulting entity to expressly assume and agree to perform the Company’s obligations under this Agreement; and (iii) a “Change in Control” shall mean the occurrence of any of the following: (A) any person (as such term is used in Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder and including any Affiliate or Associate of such person, as defined in Rule 12b-2 under said Act, and any person acting in concert with such person), directly or indirectly, acquires or otherwise becomes the “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act, except that a person or entity shall also be deemed the beneficial owner of all securities which such person or entity may have a right to acquire, whether or not such right is presently exercisable) of securities representing thirty percent (30%) or more of the voting power entitled to be cast at elections for directors (“Voting Power”) of the Company; or (B) there occurs any merger or consolidation (in one or more transactions) of the Company, or any sale, lease or exchange (in one or more transactions) of all or any substantial part of the consolidated assets of the Company (meaning assets representing thirty percent (30%) or more of the Company’s consolidated net tangible assets or generating thirty percent (30%) or more of the Company’s consolidated operating cash flow, in each case as measured over the Company’s preceding four full fiscal quarters) to any other person and (y) in the case of a merger or consolidation, the holders of outstanding stock of the Company entitled to vote in elections of directors immediately before such merger or consolidation (excluding for this purpose any person (including any Affiliate or Associate) that directly or indirectly owns or is entitled to vote thirty percent (30%) of more of the Voting Power of the Company) hold less than seventy percent (70%) of the Voting Power of the survivor of such merger or consolidation or its parent, or (z) in the case of any such sale, lease or exchange, the Company does not own more than fifty percent (50%) of the Voting Power of the other person; or (C) during any period subsequent hereto, a majority of the Company’s directors shall not for any reason be board members who at the beginning of such period constituted a majority of the Board of Directors or persons nominated as new directors by a majority of such continuing directors.
     16. Miscellaneous.
a.	All obligations of the Company under the Plan and this Agreement, with respect to the Restricted Stock, shall be binding on any successor as to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

b.	To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to such jurisdiction’s conflict of laws principles.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the Date of Award first above written.

LODGENET ENTERTAINMENT CORPORATION

By:

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